Exhibit 10.13

Deed Poll of Indemnification
Dated 8 October 2009
Rank Group Limited
for the benefit and in favour of
the Indemnitees defined in this deed poll
(Luxembourg)
Debevoise & Plimpton llp
London

1. Definitions	3
2. Indemnification	3
3. Limitations on Indemnification	3
4. Indemnification Procedure	4
5. Severability	5
6. Governing law	5
7. Amendments	5
8. Termination	5

THIS DEED Poll is made on 8 October 2009
BY:
Rank Group Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“Rank”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	SIG Combibloc Group AG (“SIG”) was acquired by Beverage Packaging Holdings (Luxembourg) III S.à r.l. (“BPIII”) in mid 2007, using acquisition debt made available under a combination of senior secured bank loans under a senior facilities agreement (the “Senior Facilities Agreement”), and an issue of senior notes and senior subordinated notes as further described below.

B.	The Closure Systems International business (the “CSI Group”) and the Reynolds Consumer Products business (the “RCP Group”) were acquired as part of the Reynolds group of companies in February 2008 using acquisition debt made available under a senior secured facilities agreement (the “Reynolds Facility”).

C.	BPIII, the sole shareholder of SIG, intends to directly and indirectly acquire the CSI Group and the RCP Group (the “Acquisition”).

D.	In connection with the Acquisition, the existing financing arrangements put in place for the acquisition of SIG and the CSI Group and RCP Group will need to be amended or replaced. The Luxembourg Obligors (as defined below) will (as relevant) be required to:
(a)	enter into release documentation in relation to the Senior Facilities Agreement and the guarantee and security provided by certain Luxembourg Obligors in respect of the Senior Facilities Agreement;

(b)	guarantee the issue of new senior secured notes in an aggregate principal amount of approximately US$1 .842 billion (the “New Notes”) and new senior bank debt in the amount of the equivalent of approximately US$1.16 billion (“New Senior Facility”) and provide senior priority security in respect of the New Notes and the New Senior Facility over substantially all of its assets;

(c)	in the case of the Luxembourg Issuer only, co-issue the New Notes and enter into certain arrangements with the co-issuers of the New Notes with respect to the co-issuance of the New Notes;

(d)	to the extent that it has not already done so, provide guarantees in respect of €480,000,000 senior notes due 2016 and €420,000,000 senior subordinated notes due 2017, each issued by Beverage Packaging Holdings (Luxembourg) II S.A. (“Existing Notes”). These guarantees will be unsecured; and

(e)	enter into an intercreditor agreement in respect of the New Senior Facility and the New Notes, and an intercreditor agreement in respect of the New Notes, New Senior Facility and the Existing Notes,
(collectively, the “Transactions”).

E.	Rank has agreed to provide an indemnity to the Indemnitees as defined below in respect of the Transactions as further described below.
It is the intention of Rank that this document be executed as a deed poll (this “Deed Poll”) in favour and for the benefit of each Indemnitee.
THIS DEED POLL WITNESSES as follows:
1.	Definitions

“Indemnitee” means each person listed in Part B of the Schedule to this Deed Poll; and

“Luxembourg Issuer” means Reynolds Group Issuer (Luxembourg) S.A.

“Luxembourg Obligor” means each company listed in Part A of the Schedule to this Deed Poll.

2.	Indemnification

Rank shall indemnify each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) (collectively, the “Indemnified Liabilities”) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a Luxembourg Obligor in his or her capacity as a director of that company on written instruction from a direct or indirect shareholder of the relevant Luxembourg Obligor in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions.

3.	Limitations on Indemnification

Notwithstanding any other provision of this Deed Poll, an Indemnitee shall not be entitled to indemnification under this Deed Poll:

(a)	to the extent that such indemnification is not permitted by applicable laws; or

(b)	to the extent such Indemnified Liabilities are the result of the gross negligence, bad faith or wilful misconduct of the Indemnitee; or

(c)	to the extent that payment is actually made, or for which payment is available, to or on behalf of the relevant Indemnitee under an insurance policy, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible for such policy; or

(d)	to the extent that payment has or will be made to the relevant Indemnitee by the Luxembourg Obligor or any affiliate of Rank otherwise than pursuant to this Deed Poll; or

(e)	in connection with any proceeding (or part thereof) initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law,

(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of the relevant Luxembourg Obligor; or

(iii)	such indemnification is provided by the Luxembourg Obligor, in its sole discretion, pursuant to the powers vested in the Luxembourg Obligor under applicable law.
4.	Indemnification Procedure
(a)	Each Indemnitee shall give Rank notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Deed Poll. To obtain indemnification payments or advances under this Deed Poll, an Indemnitee shall submit to Rank a written request therefore, together with such invoices or other supporting information as may be reasonably requested by Rank and reasonably available to the relevant Indemnitee. Rank shall make such indemnification payment within 30 business days of receipt of such invoices and supporting information.

(b)	There shall be no presumption in favour of indemnification. If there is a dispute between Rank and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of Rank to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all Rank and the relevant Indemnitee.

5.	Severability

If any provision or provisions of this Deed Poll shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Deed Poll shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law

This Deed Poll shall be governed by and its provisions construed in accordance with Luxembourg law.

7.	Amendments

No amendment or modification of this Deed Poll shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Deed Poll.

8.	Termination

This Deed Poll shall remain in effect in favour and for the benefit of each Indemnitee until the expiration of 12 months after the date that is the earlier to occur of:
(a)	the relevant Indemnitee ceasing to serve as a director of the relevant Luxembourg Obligor; and

(b)	the date on which all obligations of a Luxembourg Obligor of which that Indemnitee is a director in respect of the New Senior Facility, the New Notes, the Existing Notes or the relevant Intercreditor Agreement is released or terminated.

     IN WITNESS of which this Deed Poll has been executed and has been delivered on the date stated at the beginning of this Deed Poll for the benefit and in favour of each Indemnitee.
Rank Group Limited

/s/ Graeme Hart
Graeme Hart
Director

/s/ F Ramsey
Signature of witness

Secretary
Occupation

Auckland
City of Residence

Schedule
Part A
Luxembourg Obligors
•	Beverage Packaging Holdings (Luxembourg) I S.A.

•	Beverage Packaging Holdings (Luxembourg) II S.A.

•	Beverage Packaging Holdings (Luxembourg) III S.à r.l.

•	Reynolds Group Issuer (Luxembourg) S.A.

•	Reynolds Consumer Products (Luxembourg) S.à r.l.

•	Closure Systems International (Luxembourg) S.à r.l.

•	SIG Finance (Luxembourg) S.à r.l.
Part B
List of Indemnitees
•	Gregory Alan Cole

•	Olivier Dorier

•	Stewart Kam-Cheong

•	Helen Dorothy Golding

•	Allen Philip Hugli

•	Herman Schommarz